Exhibit 10.21

April 2, 2012

Pavel Mirovsky

Dear Pavel:

This letter outlines the details of your employment with PharmaSwiss AG, having its registered office at: Baarerstrasse 94, 6300 Zug, Switzerland, Identification Number: CH-170.3.023.567-7 (the “Company), the employing entity and subsidiary of Valeant Pharmaceutical International, Inc., having its registered office at: Baarerstrasse 94, 6300 Zug, Switzerland, Identification Number: CH-170.3.023 .567-7 (“VPII”).

•	Title: General Manager and President, Valeant Europe reporting to J. Michael Pearson.

•	Location: Your principal office location will be Prague, Czech Republic. You agree to make, from time to time, business trips for the Company’s benefit, either in the Czech Republic or abroad, under the Company’s instructions and operational needs, in the extent of up to 250 days per calendar year.

•	Commencement of Work: You are already working for the Company. This agreement is therefore effective as of 1 January 2012.

•	Time Worked and Vacation: Subject to mandatory laws, the following applies to working hours and vacation. You agree to exercise your best efforts to successfully and carefully accomplish the duties assigned to you by the Company and further agree that you shall devote at least 40 hours per week to service on behalf of the Company. You agree to perform overtime work if necessary. It is understood that no extra compensation shall be paid for the performance of overtime work or work performed on days or during hours of the day which may be considered outside customary working hours. You shall be entitled to 30 days of paid vacation per calendar year.

You agree to devote your efforts exclusively to the Company in furtherance of the Company’s interests. Any engagement in additional occupations for remuneration or any participation in any kind of enterprise requires the written consent of the Company. This shall not apply to the usual acquisition of shares of other stocks or other shares for investment purposes. Membership in the board of directors or supervisory board of other companies shall also require the written approval of the Company.

•	Base Salary: Your annual gross base salary will be €360,000 (or €30,000 per month).

•	Annual Incentive: You will be eligible to participate in the VPII management bonus plan. Beginning with the 2012 calendar year your target bonus will be 50%, with the potential of 100%, of your annual base salary. This plan, and therefore your participation, is subject to change at the discretion of the Board of Directors of VPII. Bonuses are payable at the time the VPII management bonuses are paid, generally in March each year. To be eligible for any bonus payment, you must be employed by the Company, and not have given or received notice of the termination of your employment, on the day on which the applicable bonus is paid to VPII members of management. It is in the unfettered discretion of the Board of Directors of VPII to change the bonus plan, and you have no claim against the Company under this Clause or the management bonus plan.

April 2, 2012

•	Equity Awards: The Company will recommend to VPII’s Talent and Compensation Committee of the Board the following equity awards:

•	10,000 Performance Stock Units (PSUs) with between 0 and 300% vesting as measured on the date that is three years from the grant date, based on meeting certain company performance criteria.

•	20,000 Stock Options with 25% vesting on each anniversary of the grant date. The stock options will have a ten year term.

•	The awards are contingent upon your acceptance of the offer and the terms of the awards and approval of the Talent and Compensation Committee. The terms and conditions of these awards will be detailed in each award agreement and/or plan document.

•	It is in the unfettered discretion of the Talent and Compensation Committee to approve the awards or not, and you have no claim against your employing entity under this Clause or the awards.

•	Further payments. Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis, subject to the provision that even repeated payments without the reservation of voluntarity shall not create any legal claim for you, either in respect to their cause or their amount, either for the past or for the future.

•	Notice of Termination. Your employment may be terminated at any time giving one month notice prior written notice as per the end of each month. This offer of employment does not constitute an express or implied agreement of continuing or long term employment with the Company, the Company or any affiliate of the Company. This clause can be altered only by a written agreement.

•	Severance Benefits. Notwithstanding the immediately preceding bullet paragraph, if your employment is terminated by the Company, the Company shall be obligated to pay you only such severance as is required per applicable law unless you are terminated as a direct result of a change in control as discussed below. You agree and acknowledge that you are not entitled to receive any other severance payments or benefits from the Company or any of its affiliates.

•	Severance Benefits related to a Change in Control. If your employment is terminated by the Company within 12 months following a “Change in Control”, the Company shall be obligated to pay you the lesser of (a) the amount equal to your then current base salary through the period ending on 31 March 2015 or (b) an amount equal to 12 months of your then current base salary. For purposes of this letter, the term “Change in Control” means the acquisition of more than 50% of the equity interest or assets of Valeant Pharmaceuticals International, Inc. by an unaffiliated third party.

It is understood that, during your employment by the Company or any of its affiliates, you will not engage in any activities that constitute a conflict of interest with the interests of the Company or any of its affiliates, as outlined in VPII’s conflict of interest policies for employees and executives in effect from time to time.

•	Covenant Not to Solicit. To protect the confidential information and other trade secrets of the Company and its affiliates, you agree, during your employment with the Company or any of its affiliates and for a period of one year (12) months following the effective date of this employment agreement, the Employee will not, directly or indirectly, solicit for employment or hire any officer or employee of the Company or any of its subsidiaries that the Employee was in regular contact with, or had an access to information with respect to in the Employee’s ordinary course of work, provided that the foregoing shall not preclude the Employee from hiring any such officer or employee who (i) has had his or her employment terminated by the Company prior to commencement of employment discussions between the Employee and such officer or employee or (ii) contacts the Employee in response to employment advertisement in generally circulated media.

April 2, 2012

•	Remedies for Breach of Obligations Under the Covenants Not to Solicit Above. It is the intent and desire of you and the Company (and its affiliates) that the restrictive provisions in the paragraph captioned “Covenant Not to Solicit” above be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in such paragraph shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Your obligations under the two preceding paragraphs shall survive the termination of your employment with or any other employment arrangement with the Company or any of its affiliates. You acknowledge that the Company or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach your obligations under the paragraph captioned “Covenant Not to Solicit” above. Accordingly, you agree that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you of your obligations under either such paragraph in any Federal or state court sitting in the State of New Jersey, or, at the Company’s (or its affiliate’s) election, in any other state or jurisdiction in which you maintain your principal residence or your principal place of business. You agree that the Company or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that you may enter into with the Company or any of its affiliates. You hereby submit to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief, and you agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company or its affiliates, or in any other manner authorized by law.

•	Data Protection: With the execution of this letter, you consent that the Company may store, transfer, change and delete all personal data in connection with your employment relationship. You acknowledge that personal data may be transferred to companies outside Switzerland and the Czech Republic affiliated with the Company.

•	Withholding Taxes and Contributions. All payments to you or your beneficiary under this letter agreement shall be subject to withholding on account of federal, state and local taxes and social security and health insurance contributions as required by law.

•	Applicable Law. You agree that your employment is subject to Swiss law and that the Courts in Zug have exclusive jurisdiction.

It is understood that you are required to have read, reviewed, agreed, signed and returned to the Company the Company’s Standards of Business Conduct, Insider Trading Policy, Blackout Policy and Global Anti-Bribery Policy, and by signing below you acknowledge your requirement to comply with such documents and policies at all times during your employment with the Company or any of its affiliates.

Policies of the Company will govern any other matter not specifically covered by this letter.

As confirmation of acceptance of this employment offer, please sign this letter indicating your agreement and acceptance of the terms and conditions of employment. In addition, please mail the original signed offer letter in the envelope provided. A duplicate copy of this offer letter is included for your records.

April 2, 2012

Sincerely,

By:	/s/ J. Michael Pearson
J. Michael Pearson
Chief Executive Officer
(for and on behalf of PharmaSwiss SA)

/s/ Pavel Mirovsky
Pavel Mirovsky